Exhibit 99.2

Trans-Lux Corporation Announces PBGC’s Release of Lien on its Assets and Comprehensive Credit Agreement

New York, NY, July 25, 2016 – Trans-Lux Corporation (OTC: TNLX), a leading supplier of innovative display and energy efficiency solutions, announced today that the Pension Benefits Guaranty Corporation (“PBGC”) has elected to not refile a general lien against the Company’s assets.  The liens have been in effect for over three (3) years.

The Company also announced that it has entered into a three-year Credit and Security Agreement with SCM Specialty Finance Opportunities Fund, L.P.  Under the Agreement, Trans-Lux can borrow up to an aggregate of $4 million, which includes up to $3 million of a revolving loan (at an interest rate of prime plus 4%) and a $1 million term loan (at an interest rate of prime plus 6%) for the purchase of equipment.  The announcements were made by J.M. Allain, President and CEO of Trans-Lux.

“The announcements we are making today show a clear new confidence in our financials and our future.  The PBGC decision and the financing facility in particular come after an exhaustive review of our business and our forecast.  We are pleased that we see concrete fruits of our labor relating to the comprehensive restructuring we began some time ago,” said Mr. Allain.

The Company has worked very closely with the PBGC over the past 5 years to ensure the viability and health of the Company's pension plan.  The Company has contributed over $4 million into the plan over the past 5 years. A portion of the proceeds from the revolving loan were used to make an additional $300,000 contribution to the pension plan.

While the majority of the funds under the revolving loan will be used as working capital, the term loan will be used to purchase new leading edge manufacturing equipment to support display production.  The Company is purchasing a panel bender, a laser and a brake press manufactured by Italian company Prima Power.

“The new equipment, to be located at our new facility in Hazelwood, MO, will be integral to creating a unique production facility capable of manufacturing top quality products with lead times unequaled in the marketplace,” concluded Mr. Allain.

About Trans-Lux

Trans-Lux Corporation is a leading designer and manufacturer of TL Vision digital video displays and TL Energy LED lighting solutions for the financial, sports and entertainment, gaming, education, government, and commercial markets. With a comprehensive offering of LED Large Screen Systems, LCD Flat Panel Displays, Data Walls and scoreboards (marketed under Fair-Play by Trans-Lux), Trans-Lux delivers comprehensive video display solutions for any size venue’s indoor and outdoor display needs. TL Energy enables organizations to greatly reduce energy related costs with green lighting solutions. For more information, please visit www.Trans-Lux.com or email info@trans-lux.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements such as “will,” “believe,” “are projected to be” and similar expressions are statements regarding future events or the future performance of Trans-Lux Corporation, and include statements regarding projected operating results. These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements.

Trans-Lux Corporation Contact:
Robert J. Conologue
Senior Vice President & CFO
rconologue@trans-lux.com
212.897.2228